First Connecticut Bancorp, Inc. Announces Dividend

FARMINGTON, CT – March 5,  2012 – First Connecticut Bancorp, Inc., the holding company for Farmington Bank, today announced that its Board of Directors has voted to pay a cash dividend in the amount of $0.03 per share on March 26, 2012 to all shareholders of record as of March 15, 2012. This dividend is based on the company’s capital position for the quarter ended December 31, 2011.

“First Connecticut Bancorp, Inc. continues to provide value to our shareholders,” said John J. Patrick, Jr., chairman, president and chief executive officer of First Connecticut Bancorp, Inc. and Farmington Bank.  “This marks the second consecutive quarter we have paid a dividend since First Connecticut Bancorp, Inc. became a public company on June 29, 2011.”

Farmington Bank is a full-service community bank with 17 branch locations throughout central Connecticut. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank, with assets of $1.7 billion, is a wholly-owned subsidiary of First Connecticut Bancorp, Inc. (NASDAQ Global Market: FBNK). For more information about Farmington Bank, visit farmingtonbankct.com.

Forward Looking Statements
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
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